Exhibit 11.0 -  Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.


                                                            Three Months Ended                   Nine Months Ended
                                                         Sept 30,         Sept 30,           Sept 30,           Sept 30,
                                                           2000            1999                2000               1999

Net Income (Loss)                                     $     77,868      $   (941,060)      $    708,219      $ (2,679,866)

Interest Expense relating to convertible debt                 --                --                 --                --

Adjusted Net Income (Loss) for computation            $     77,868      $   (941,060)      $    708,219      $ (2,679,866)
                                                      ============      ============       ============      ============

Weighted Average Common                                 12,272,792        11,982,132         12,133,675        11,939,001
Shares outstanding

Common share equivalents relating
to stock options, warrants, and convertible debt               509              --               12,669              --

Adjusted common and common equivalent
shares for computation                                  12,273,301        11,982,132         12,146,344        11,939,001
                                                      ============      ============       ============      ============

Net earnings (loss) per share:

Basic                                                         $.01             $(.08)              $.06            $(.22)
                                                              ====            ======               ====            =====

Diluted                                                       $.01             $(.08)              $.06            $(.22)
                                                              ====            ======               ====            =====

The accompanying notes are an integral part of these statements.